Exhibit 10.23

CONFORMED COPY

Loan Agreement

September 10, 2004

for

ES HOLDINGS S.A.S.

Arranged by

BNP PARIBAS

Concerning firstly, the partial refinancing of Receivables and a Shareholders’ Loan granted by MEDICOR Ltd. to ES HOLDINGS S.A.S. within the scope of the latter’s acquisition of all the shares comprising the capital of LABORATOIRES EUROSILICONE and secondly, to the financing of the Acquisition Subsequent Payments connected to this Acquisition

TABLE OF CONTENTS

1	DEFINITIONS – INTERPRETATION		6

	1.1	Definitions	6
	1.2	Principles of construction	13

2	PURPOSE		13

3	CONDITIONS PRECEDENT		13

	1.0	Conditions precedent specific to Tranche A1	14
	3.1.1	Delivery of documents	14
	3.1.2	Other conditions	16
	2.0	Conditions precedent specific to Tranche A2	16
	3.0	Conditions precedent specific to Tranche A3	16
	4.0	Conditions precedent specific to Tranche A4	17

4	UTILIZING THE LOAN		17

	4.1	Purpose of the Loan	17
	4.2	Term and conditions of Drawdown	17
	4.3	Drawdown Requests	18
	4.4	Paying the Loan	18

5	REPAYMENT		18

	5.1	Terms and conditions of repayment	18
	5.1.1	Repayment of Tranche A1	18
	1.0.0	Repayment of Tranche A2	18
	2.0.0	Repayment of Tranche A3	19
	5.1.4	Repayment of Tranche A4	19
	5.2	Voluntary prepayment	19
	5.3	Mandatory prepayment	19

6	INTERESTS		20

	6.1	Interest rate	20
	6.2	Reference Index	20
	6.3	Applicable Margin	20
	6.4	Interest Periods	21
	6.5	Calculation Rule	21
	6.6	Payment of interest	22
	6.7	Notification of the interest rate	22
	6.8	Late interest	22

7	CHANGES TO THE INTEREST CALCULATION		22

	7.1	Market disruption	22
	7.2	Lack of a quotation by a Bank of Reference	23

8	FEES		23

	8.1	Agent Fee	23
	8.2	Arrangement Fee	23
	8.3	Underwriting Fee	24
	8.4	Commitment Fee for Tranche A2	24

	8.5	Commitment Fee for Tranche A3	24
	8.6	Commitment Fee for Tranche A4	24
	8.7	Participation Fee	24

9	SUPPLEMENTARY PAYMENT OBLIGATIONS		24

	9.1	Additional Costs	24
	9.2	Illegality	25
	9.3	Costs of execution	26

10	REPRESENTATIONS AND WARANTEES		26

11	SECURITIES		27

	11.1	Financial Instrument Account Pledge	27
	11.2	‘Key man’ insurance delegation	27

12	BORROWER’S UNDERTAKINGS		28

	12.1	Commitment to securities	28
	12.2	Commitment to interest rate exposure hedges	28
	12.3	Commitment to Financial Ratios	28
	12.4	Commitment to limit investments	29
	12.5	Commitment to limit indebtedness	29
	12.6	Miscellaneous commitments	30

13	INFORMATION OBLIGATIONS		31

14	EVENT OF DEFAULT		32

15	RULES FOR THE PARTICIPATION OF THE BANKS		34

16	THE BANK’S DECLARATIONS AND COMMITMENTS		34

17	AGENT’S ROLE AND POWERS		34

1	REPLACEMENT OF THE BORROWER		36

19	SUBSTITUTION OF THE BANKS		36

20	MISCELLANEOUS		36

	20.1	Terms of payment	36
	20.2	Attributing payments	37
	20.3	No setoff	37
	20.4	Currency	37
	20.5	Annualized percentage rate	37
	20.6	Working Days	38
	20.7	Waiver of recourse	38
	1.0	Notifications	38
	20.9	Instruments – Languages	39

21	GOVERNING LAW		39

22	JURISDICTION		39

SCHEDULE 1	REFERENCE BUSINESS PLAN

SCHEDULE 2	FORM OF DRAWDOWN REQUEST

SCHEDULE 3	FORM OF CONTRACTOR REPLACEMENT AGREEMENT

SCHEDULE 4	FORM OF FINANCIAL RATIOS CERTIFICATE

SCHEDULE 5	FRENCH VERSION OF THE LOAN AGREEMENT

BETWEEN THE UNDERSIGNED :

(1) ES HOLDINGS SAS, a French company (société par actions simplifiée) with capital of 37,000 Euros, the registered office of which is at 112, avenue Kléber - 75116 Paris, registered on the Paris Trade and Companies’ Register under the number 477 630 172,

Represented by Mr. Theodore MALONEY and Mr. Thomas MOYES, duly authorized to sign this Agreement,

In the capacity of borrower (hereafter called ‘Borrower’),

(2) BNP PARIBAS, a French company (société anonyme) with capital of 1,757,231,208 Euros, the registered office of which is at 16, boulevard des Italiens - 75009 Paris, registered on the Paris Trade and Companies’ Register under the number 662 042 449,

Represented by Ms. Valérie BENQUET and Mr. Bertrand MONTFORT, duly authorized to sign this Agreement, and for BDDF - Financements Structurés by Ms. Géraldine SALOMON,

RECITALS :

(A) The Borrower acquired all the shares in LABORATOIRES EUROSILICONE’s capital, on July 5, 2004, for a maximum total Acquisition Price of 41,000,000 Euros including a maximum of 9,000,000 Euros as the Acquisition Subsequent Payments through Receivables and a Shareholders’ Loan.

(B) The Borrower asked the Arranger to set up a loan in its favor initially intended to partially refinance the Receivables and the Shareholders’ Loan which MEDICOR Ltd. had granted to it, and secondly to finance the Acquisition Subsequent Payments.

(C) The Arranger agreed to grant the Borrower this Loan, under the terms set out below.

1                                        DEFINITIONS - INTERPRETATION

1.1                              Definitions

The words and expressions below will have the following meaning for the application of this Agreement (including the recitals) and its Schedules :

‘Acquisition’	means the Borrower’s acquisition of all the shares in LABORATOIRES EUROSILICONE’s capital.

‘Acquisition Price’	means the price for the Borrower acquiring all the shares in LABORATOIRES EUROSILICONE’s share capital, i.e. 32,000,000 Euros increased by the Acquisition Subsequent Payments.

‘Acquisition
Subsequent Payment 1’	means the Acquisition Subsequent Payment of a maximum amount of 3,000,000 Euros, connected to LABORATOIRES EUROSILICONE’s results for the fiscal year closed on December 31, 2004.

‘Acquisition
Subsequent Payment 2’	means the Acquisition Subsequent Payment of a maximum amount of 3,000,000 Euros, connected to LABORATOIRES EUROSILICONE’s results for the fiscal year closed on December 31, 2005.

‘Acquisition
Subsequent Payment 3’	means the Acquisition Subsequent Payment of a maximum amount of 3,000,000 Euros, connected to LABORATOIRES EUROSILICONE’s results for the fiscal year closed on December 31, 2006.

‘Acquisition
Subsequent Payments’	means Acquisition Subsequent Payment 1, Acquisition Subsequent Payment 2 and the Acquisition Subsequent Payment 3 together.

‘Agent’

means BNP PARIBAS [Centre d’Affaires Entreprises Méditerranée, Z 02478A, 5, boulevard de Dunkerque, Cap Joliette - 13002 Marseille] and its beneficiaries, ex-officio as the Banks’ agent, under the provisions of Article 17 of this Agreement.

‘Agent Fee’

means the fee owed to the Agent, covering the daily management of the Contractual Documents, excluding any exceptionals, payable for the first time on the Drawdown Date of Tranche A1, then on each anniversary date

‘Agreement’	means this agreement (including its Schedules).

‘Arranger’	means BNP PARIBAS [BDDF - Financements Structurés, CLD 08B1, 9, boulevard des Italiens - 75450 Paris Cedex 09].

‘Arrangement Fee’	means the management fee owed to the Arranger, payable when the Agreement is signed.

‘Bank(s)’	means, on the date that this Agreement is signed, BNP PARIBAS and subsequently, any other bank(s) which may totally or partially replace it in accordance with Article 19.

‘Banks of reference’	means the SOCIETE GENERALE and HSBC or any other Banks which are the subject of an agreement between the Borrower and the Banks

‘Chart of Accounts’

means the Chart of Accounts approved by the Order of June 22 1999 by the Justice Ministry, the Economy, Finance and Industry Ministry and the Secretary of State for the Budget approving Regulation n° 99-03 of April 29 1999 of the Accounting Regulation Committee, as well as the accounting practices and uses which are generally accepted in France for the application and the interpretation of the Chart of Accounts and any subsequent modification, and in particular, the accounting practices and uses which are generally accepted to draw up the consolidated accounts, as stipulated by the Regulation n° 99-02 of April 29 1999 by the Accounting Regulation Committee approved by the Order of June 22 1999 by the Justice Ministry.

‘Commitment Fee
for Tranche A2’

means the fee calculated at the rate of 0.50% per year on the maximum amount of Tranche A2, payable quarterly in advance to the Agent from the date that the Agreement is signed to the Drawdown Date of Tranche 2 (or until the date that the Borrower totally surrenders its right to draw down the Tranche A2), and paid by the Agent to each Bank pro rata to its Participation.

‘Commitment Fee
for Tranche A3’

means the fee calculated at the rate of 0.50% per year on the maximum amount of Tranche A3, payable quarterly in advance to the Agent from the date that the Agreement is signed to the Drawdown Date of Tranche 3 (or until the date that the Borrower totally surrenders its right to draw down the Tranche A3), and paid by the Agent to each Bank pro rata to its Participation.

‘Commitment Fee
for Tranche A4’

means the fee calculated at the rate of 0.50% per year on the maximum amount of Tranche A4, payable quarterly in advance to the Agent from the date that the Agreement is signed to the Drawdown Date of Tranche 4 (or until the date that the Borrower totally surrenders its right to draw down the Tranche A4), and paid by the Agent to each Bank pro rata to its Participation.

‘Contractual Documents’
means the Agreement and the Securities and all documents relating to it.

‘Debt Service’	means on the basis of the Borrower’s consolidated accounts :
(a) Net Financial Cash Expenses,
(b) Plus repayments of principal on Financial Debt (excluding fluctuations in the operating overdraft) made over the period in question, excluding any early repayment,

‘Drawdown’	means the drawdown of the Loan by the Borrower through Drawdown Requests under Article 4.

‘Drawdown Date(s)’	means each date that the funds are made available to the Borrower in Tranches A1, A2, A3 and A4.

‘Drawdown Request(s)’	means each drawdown request for Tranches A1, A2, A3 and A4 of the Loan, in accordance with the model in Schedule 2, and handed to the Agent by the Borrower.

‘Economic Profit’	means, on the basis of the Borrower’s consolidated accounts :
(a) Group consolidated net profit,
(b) Less the proportional share of net profit corresponding to the companies carried by the equity method,
(c) Plus amortization charges for goodwill arising on acquisition and acquisition costs,
(d) Plus companies tax (payable and deferred),
(e) Less exceptional income and plus exceptional expense (including any capital gains or losses realized on asset disposals),
(f) Less financial income and plus financial charges (including notably interest charges arising from the restatement on consolidation of finance lease agreements and financial rentals).

‘EONIA’	means :

(A) the annual percentage rate fixed by the Federation of European banks European Banking Federation from day to day published on page 247 of the Telerate screen or, if it is unavailable, on the corresponding page on the Reuters screen or any other page which could be chosen by mutual agreement between the Agent, the Borrower and the Banks ;

or

(B) if none of these services is available, the arithmetic mean (rounded up to the four highest decimal points) of the rates offered by the Banks of Reference from day to day to the banks of first class credit standing on the European interbank market in the Euro zone.

The EONIA rate used to calculate the EONIA rate on a date which is not a Working Day, will be the rate published for the preceding Working Day.

‘EURIBOR’	means :

(A) the annual percentage rate fixed by the Federation of European Banks for the Interest Period concerned and published two Working Days before the start of this Interest period on page 248 of the Telerate screen, or, if it is unavailable, on the corresponding page on the Reuters screen or any other page which could be chosen by mutual agreement between the Agent, the Borrower and the Banks ;

or

(B) if none of these services is available, the arithmetic mean (rounded up to the four highest decimal points) of the rates offered by the Banks of Reference to the banks of first class credit standing on the European interbank market in the Euro zone, for deposits in Euros for a period comparable to the Interest Period, two Working Days before the start of this Interest Period.

‘Euro’

means at any time, the currency with legal tender on the territory of the States in the European Economic and Monetary Union, having adopted the single currency in accordance with the Treaty founding the European Community signed in Rome on March 25, 1957, and subsequently amended.

‘Excess Cash-Flow’	means, on the basis of the Borrower’s consolidated accounts :
(a) Free Cash Flow,
(b) Less Debt Service,
(c) Less any voluntary or mandatory prepayments of the Loan,
(d) Less any investment shortfall, if investment over the period is less than the maximum investment permitted.

‘Event of Default’	means one of the cases of the events stipulated in Article 14.1.

‘Financial Debt’	means, on the basis of the Borrower’s consolidated accounts :
(a) Total value of short-, medium-, and long-term financial debt, (including debt from the restatement on consolidation of finance lease agreements and financial rentals)
(b) Plus bond debt and/or shareholders’ current accounts where these are not subordinated to the Loan,
(c) Plus off-balance sheet debt, proceeds from the sale of “Dailly Law” loans or any other transfers from the debtors item of debts not classed as non-recourse.
(For the avoidance of doubt, Financial Debt does not include any item listed under the definition of Shareholders’ Funds.)

‘Financial Instrument
Account Pledge’

means the financial instrument account pledge concluded between the Borrower as constitutor and the Agent, as the beneficiary on behalf of the Banks, as a security for the repayment of the Loan, and relating to a minimum of 66.65% of the shares comprising LABORATOIRES EUROSILICONE’s capital on the Drawdown Date of Tranche A1.

‘Financial Parties’	means all the Banks, the Arranger and the Agent.

‘Financial ratios’	means the following financial ratios :
R2 = Net Financial Debt / Restated EBITDA,
R3 = Free Cash Flow / Debt Service,
R4 = Financial Debt / Shareholders’ Funds.

‘Free Cash Flow’	means, on the basis of the Borrower’s consolidated accounts :
(a) Restated EBITDA,
(b) Less companies tax payable,
(c) Plus employee profit sharing charges and less employee profit-sharing charges disbursed,
(d) Plus (where positive) or less (where negative) exceptional cash flows other than those from disposals of assets (exceptional items excluding asset sales occasioning a cash inflow or outflow).
(e) Plus (if negative) or less (if positive) the change in operating or other working capital required, based on the gross change in the relevant items,
(f) Less investment in tangible, intangible and financial fixed assets (including own work capitalized and the Acquisition Subsequent Payments),
(g) Plus proceeds from the disposal of fixed assets for cash except where the sale forms part of an early repayment of the Loan,

(h) Plus the principal value of any medium- and long-term finance taken out over the period in question within the permissible limits (for the avoidance of doubt, including any funds drawn under Tranche A2, A3 and A4),

(k) Plus new cash inflows to Shareholders’ Funds and less dividends or other distributions paid out by the Borrower.

‘Group’	means the Group formed by the Borrower and its Subsidiaries.

‘Indemnification Claim’	means the indemnification claim granted to the Borrower, for the Acquisition.

‘Interest Period’	means each Interest Period determined in accordance with Article 6.4 for each of the Tranches A1, A2, A3 and A4.

‘LABORATOIRES
EUROSILICONE’

means LABORATOIRES EUROSILICONE, a French Société Anonyme with capital of 2,000,000 Euros, the registered office of which is at Chemin de Peyrolière - 84400 Apt, registered with the Avignon Trade and Companies’ Register under the number 347 535 296.

‘Latest Drawdown Date’	means September 15 2004 for Tranche A1, June 30 2005 for Tranche A2, June 30 2006 for Tranche A3, and June 30 2007 for Tranche A4.

‘Loan’	means the loan granted by the Banks to the Borrower, as referred to in Article 2.

‘Majority of the Banks’	means the Banks with cumulated Participations of more than sixty-six point sixty-six percent (66.66%) of the total amount of the Loan.

‘Material Adverse Effect’

means an event or circumstance of combination thereof which is materially adverse to (i) the business, financial conditions or operations of the Borrower or its Subsidiaries (taken as a whole) and (ii) the ability of the Borrower to perform its payment obligations or comply with its undertakings under the Agreement.

‘MEDICOR LTD.’	means MEDICOR Ltd., a corporation governed by the Laws of the State of Delaware, the registered office of which is at 4560 S. Decatur Boulevard, Las Vegas, Nevada 89103.

‘Net Financial Cash Expenses’	means, on the basis of the Borrower’s consolidated accounts :

(a) Interest and associated charges payable on the whole of the Financial Debt, including interest charges arising from the restatement on consolidation of finance lease agreements and financial rentals) but excluding a proportional share of any capitalized interest payments and associated charges,

(b) Plus interest charges payable on bond loans and/or shareholder current accounts, excluding any capitalized interest payments and associated charges,
(c) Less interest and other similar income (net proceeds on sale of investment securities) generated by management of the company’s treasury,
(d) Less net proceeds and plus net charges on rate hedging instruments.

‘Net Financial Debt’	means, on the basis of the Borrower’s consolidated accounts :
(a) Financial Debt,
(b) Less cash, cash equivalents, and investment securities that may be used or realized within not more than 30 business days.

‘Participation’	means the amount of each Bank’s Participation in the Loan.

‘Participation Fee’	means the fee payable to the Arranger on the Drawdown Date of Tranche A1, and paid by the Arranger to each Bank pro rata to its Participation in the Loan.

‘Receivables’	means the two shareholder receivables for a unit amount of 1,000,000 Euros, granted by MEDICOR Ltd. to the Borrower.

‘Reference Business Plan’	means the Business Plan prepared in USD and according to US GAAP communicated to the Arranger which was used as the base for structuring the Loan, as appears in Schedule 1.

‘Restated EBITDA’	means, on the basis of the Borrowers’ consolidated accounts :
(a) Economic Profit,
(b) Plus allocations (net of writebacks) to operating provisions in respect of assets and in respect of provisions for risk and charges,

(c) Plus allocations (net of writebacks) made for depreciation and amortization on tangible and intangible assets (including notably amortization charges for the restatement on consolidation of finance lease agreements and financial rentals),

‘Schedule, Article, Paragraph’	means a schedule, an, article or a paragraph of the Agreement.

‘Securities’

means the Financial Instruments Account Pledge and the delegation of the ‘key man’ insurance and the guarantees which may be added to it or replace it, by mutual agreement between the Borrower and the Banks after the date that the Agreement is signed.

‘Shareholders’ Loan’	means the shareholders’ loan granted by MEDICOR Ltd. to the Borrower of 30,000,000 Euros.

‘Shareholder’s Funds’	means, on the basis of the Borrower’s consolidated accounts :
(a) Share capital,
(b) Plus premiums, reserves, profits brought forward and net profit for the year,
(c) Plus minority interests,
(d) Plus bonds issued by the Borrower and/or current accounts of partners where these are subordinated to the Loan.

‘Subsidiaries’	means all companies controlled within the meaning of paragraphs I and II of Article L 233-3 of the French Commercial Code.

‘Tax’	means any tax, charge, withholding at source, registration or stamp duty or tax or parafiscal charge of the same kind.

‘Tranche(s)’	means tranches A1, A2, A3 and A4 of the Loan, determined in accordance with ‘Article 2.

‘Underwriting Fee’	means the fee remunerating BNP PARIBAS’s commitment to pay, firm, 100% of the global maximum amount of the Loan.

‘Working Day’

means any day when an interest rate must be calculated or a payment made under the Agreement, and day when the global clearing system known as Automated Real-time Gross settlement Express Transfer System (TARGET) operates.

1.2                              Principles of construction

(A) The headings of the Articles are for guidance only and will not affect the construction of this Agreement in any way.

(B) Any definition in the Agreement will have the same meaning, whether it is used in the singular or the plural.

(C) If the Borrower makes any request for any agreement, authorization, or approval of the Bank(s) under the Agreement, it must send a written request to the Agent [Centre d’Affaires Entreprises Méditerranée, Z 02478A, 5, boulevard de Dunkerque, Cap Joliette - 13002 Marseille], by recorded delivery mail with notification of receipt. If the Agent does not reply within ten (10) Working Days of the receiving the request sent to it, the Borrower must repeat the request, by recorded delivery mail with notification of receipt, to the Arranger [BDDF - Financements Structurés, CLD 08B1, 9, boulevard des Italiens - 75450 Paris Cedex 09]. The Bank’s(s’) agreement, authorization, or approval will be deemed to have been tacitly given to the Borrower if it has not received a reply through the Arranger within ten (10) Working Days of the Arranger receiving the request, including for any event which is likely to constitute a Event of Default.

(D) Unless otherwise stipulated, the accounting terms used in the Agreement have the meaning given to them in the Chart of Accounts.

(E) The Schedules form an integral part of the Agreement and have the same legal force as the other provisions of the Agreement.

2                                        PURPOSE

Subject to the terms and conditions of this Agreement, and the performance of the preliminary terms stipulated in Article 3, the Bank(s) grant(s) the Borrower, which accepts, a Loan of a maximum global amount of sixteen million four hundred thousand (16,400,000) Euros.

The Loan will be divided into Tranche A1, of seven million four hundred thousand (7,400,000) Euros, to partially refinance the Receivables and the Shareholders’ Loan and a Tranche A2, of a maximum sum of three million (3,000,000) Euros, a Tranche A3, of a maximum sum of three million (3,000,000) Euros and a Tranche A4, of a maximum sum of three million (3,000,000) Euros, all three intended to finance the payment of the Acquisition Subsequent Payments.

3                                        CONDITIONS PRECEDENT

The Bank’s(s’) obligations under the Agreement will only take effect on the date that all of the conditions precedent referred to below are performed, or, if necessary, on the date the conditions precedent are expressly waived by the Bank(s).

3.1                              Conditions precedent specific to Tranche A1

3.1.1                    Delivery of documents

(1)	A copy of the Borrower’s updated statuts, certified to be a true copy by its legal representative ;

(2)	A copy of the updated statuts of LABORATOIRES EUROSILICONE, certified to be a true copy by its legal representative ;

(3)	An original copy of the Borrower’s and the LABORATOIRES EUROSILICONE’s, k-bis (business register extract) from the relevant Trade and Companies’ Register, dated less than three months ;

(4)	If necessary, a copy of the partners and /or shareholders agreements binding the Borrower’s and LABORATOIRES EUROSILICONE’s partners and /or shareholders ;

(5)	A copy of the minutes of the decisions of the Borrower’s competent corporate bodies, certified by the Borrower’s legal representative :

(i) Authorizing the entry into to the Loan, and certifying that the repayment of the Loan is not contractually subordinated to the prior repayment of any other debt,
(ii) the constitution of the Securities,
(iii) the signature of the Contractual Documents ;

(6)

If LABORATOIRES EUROSILICONE’s statuts include an approval clause (clause d’agrément), a copy, certified to conform by LABORATOIRES EUROSILICONE’s legal representative, of the minutes of the decision of LABORATOIRES EUROSILICONE’s competent corporate bodies authorizing the constitution of the Financial Instruments Account Pledge, and approving the Agent, on behalf of the Banks, or any other purchaser of the pledged shares as a new shareholder if the Financial Instrument Account Pledge is enforced ;

(7)

A copy, certified to be a true copy by LABORATOIRES EUROSILICONE’s legal representative, of LABORATOIRES EUROSILICONE’s certified company accounts for the fiscal year closing December 31 2003, as well as the Statutory Auditors report relating to it ;

(8)

A list, certified to be correct by LABORATOIRES EUROSILICONE’s legal representative, of LABORATOIRES EUROSILICONE’s off balance sheet new commitments made during the period from December 31 2003 to the Drawdown Date of Tranche A1 ;

(9)

A recapitulative list, drawn up to the Drawdown Date of Tranche A1 and certified to be correct by LABORATOIRES EUROSILICONE’s legal representative, of the short, medium and long term bank debts (including any capital lease agreement) set up for LABORATOIRES EUROSILICONE, detailing the outstanding amount for the medium and long term bank debts, and the amount of the authorizations and the utilizations with each bank concerned, for the short term bank debt and including any operations concerning the transfer and /or the assignment of all or part of LABORATOIRES EUROSILICONE’s customer receivables ;

(10)	A copy, certified to be a true copy by the Borrower’s legal representative, of the due diligence reports relating to the Acquisition ;

(11)

The list of the Borrower’s shareholders certified to be correct by its legal representative, showing that MEDICOR Ltd. directly or indirectly controls 100% of the Borrower’s capital and voting rights ;

(12)	A copy, certified to be a true copy by the Borrower’s legal representative, of an amendment to the agreement for the Shareholder’s Loan, concluded between MEDICOR Ltd. and the Borrower, stipulating :

• the partial repayment of up to 5,400,000 Euros of the Shareholder’s Loan, with the Drawdown of Tranche A1 of the Loan,

• the partial repayment of a minimum amount of 6,400,000 Euros, of the Shareholder’s Loan, simultaneously with the performance of a capital increase for the Borrower, which must occur between now and October 11, 2004, the said partial repayment being equal to the amount of the capital increase,

• the subordination of the repayment of the balance of the Shareholder’s Loan prior to the complete repayment of the Loan,
• the capitalization of the interest relating to the Shareholders’ Loan ;

(13)	A copy, certified to be a true copy by the Borrower’s legal representative, of the contract(s) relating to the Shareholders’ Loan ;

(14)	A certificate by the Borrower’s representative certifying that the Receivables have been repaid simultaneously with the Drawdown of Tranche A1 ;

(15)	A copy, certified to be a true copy by the Borrower’s representative, of the contract relating to the Acquisition stipulating :

• an Acquisition Price of a maximum amount of 41,000,000 Euros, including a maximum of 9,000,000 Euros Acquisition Subsequent Payments,

• the terms and conditions for paying the said Acquisition Subsequent Payments, each one for 3,000,000 Euros if 20.5% of the sales revenue realized by LABORATOIRES EUROSILICONE during the fiscal year preceding the year during which the relevant Acquisition Subsequent Payment must be paid, equals or exceeds the target value for the said fiscal year (i.e. 4.000.000 Euros for the fiscal year closed on December 31 2004, 5,000,000 Euros for the fiscal year closed on December 31 2005 and 6,000,000 Euros for the fiscal year closed on December 31 2006). It is specified that if the sales revenue realized by LABORATOIRES EUROSILICONE for a given fiscal year is less than the aforementioned target value, the amount of the Acquisition Subsequent Payment for the sales revenue realized by LABORATOIRES EUROSILICONE during the said fiscal year, will be an amount equaling:

(3,000,000 Euros) – [(20.5% of the sales revenue realized by LABORATOIRES EUROSILICONE during the fiscal year in question) / (the target value for the fiscal year in question)],

• The Indemnification Claim, with the specification, that any payment relating to the Indemnification Claim will be partially or totally offset against the sums owed by the Borrower for Acquisition Subsequent Payments ;

(16)	A copy, certified to be a true copy by the Borrower’s legal representative, of the transfer order(s) relating to the Acquisition ;

(17)	The list of the Borrower’s subsidiaries, certified to be correct by the Borrower’s representative, showing the percentages of holding capital and the voting rights ;

(18)

A list, certified to be correct by the Borrower’s representative of all collateral and third-party guarantees granted by the Borrower including the maximum pledge of 33.33% of LABORATOIRES EUROSILICONE’s share capital in favor of the sellers of the shares of LABORATOIRES EUROSILICONE to the Borrower, to guarantee the payment of the Acquisition Subsequent Payments ;

(19)

A list, certified to be correct by LABORATOIRES EUROSILICONE’s legal representative of all collateral and third-party guarantees granted by LABORATOIRES EUROSILICONE, that LABORATOIRES EUROSILICONE’s business undertaking (fonds de commerce) has not been pledged, or a certificate from LABORATOIRES EUROSILICONE’s legal representative certifying the absence of securities and guarantees granted by LABORATOIRES EUROSILICONE ;

(20)

A list, signed by the Borrower’s legal representative, of the persons authorized to sign the Contractual Documents and to give opinions, or instructions to the Agent in relation to the Contractual Documents as well as the specimen signatures of the said persons.

3.1.2                    Other conditions

(1)                        The simultaneous constitution of the Financial Instruments Account Pledge over 66.65% of the shares comprising LABORATOIRES EUROSILICONE’s share capital, on behalf of the Banks in the Agent’s favor;

(2)                        No Event of Default has occurred or will occur due to signing the Agreement and /or making the funds for Tranche A1 available;

(3)                        Payment of the Agent Fee, the Arrangement Fee, the Underwriting Fee as well as the Participation Fee.

1.0                              Conditions precedent specific to Tranche A2

(1)                        Drawdown of Tranche A1 ;

(2)                        Delivery of any document, duly signed by the Borrower’s legal representative, to certify the amount of the Acquisition Subsequent Payment 1 ;

(3)                        Delivery of any document to certify the Borrower’s payment of the said Acquisition Subsequent Payment 1 ;

(4)                        Delivery of a copy of the Borrower’s release of the pledge over 11.11% of the shares comprising LABORATOIRES EUROSILICONE’s capital to the sellers of the shares of LABORATOIRES EUROSILICONE to the Borrower ;

(5)                        Pledge to the Agent, on behalf of the Banks , of an additional 11.11% of the shares comprising LABORATOIRES EUROSILICONE’s share capital increasing the percentage of LABORATOIRES EUROSILICONE’s shares pledged to the Agent, on behalf of the Banks, to 77.76% of the shares comprising LABORATOIRES EUROSILICONE’s share capital ;

(6)                        No Event of Default has occurred or will occur due to signing the Agreement and /or making the funds for Tranche A2 available.

2.0                              Conditions precedent specific to Tranche A3

(1)                        Drawdown of Tranche A1 ;

(2)                        Delivery of any document, duly signed by the Borrower’s legal representative, to certify the amount of the Acquisition Subsequent Payment 2 ;

(3)                        Delivery of any document to certify the Borrower’s payment of the said Acquisition Subsequent Payment 2 ;

(4)                        Delivery of a copy of the Borrower’s release of the pledge over 11.11% of the shares comprising LABORATOIRES EUROSILICONE’s capital to the sellers of the shares of LABORATOIRES EUROSILICONE to the Borrower;

(5)                        Pledge to the Agent, on behalf of the Banks, of an additional 11.11% of the shares comprising LABORATOIRES EUROSILICONE’s share capital increasing the percentage of LABORATOIRES EUROSILICONE’s shares pledged to the Agent, on behalf of the Banks, to 88.87% of the shares comprising LABORATOIRES EUROSILICONE’s share capital ;

(6)                        No Event of Default has occurred or will occur due to signing the Agreement and /or making the funds for Tranche A3 available.

3.0                              Conditions precedent specific to Tranche A4

(1)                        Drawdown of Tranche A1 ;

(2)                        Delivery of any document, duly signed by the Borrower’s legal representative, to certify the amount of the Acquisition Subsequent Payment 3 ;

(3)                        Delivery of any document to certify the Borrower’s payment of the said Acquisition Subsequent Payment 3 ;

(4)                        Delivery of a copy of the Borrower’s release of the pledge over11.11% of the shares comprising LABORATOIRES EUROSILICONE’s capital to the sellers of the shares of LABORATOIRES EUROSILICONE to the Borrower;

(5)                        Pledge to the Agent, on behalf of the Banks, of an additional 11.11% of the shares comprising LABORATOIRES EUROSILICONE’s share capital increasing the percentage of LABORATOIRES EUROSILICONE’s shares pledged to the Agent, on behalf of the Banks, to 99.98% of the shares comprising LABORATOIRES EUROSILICONE’s share capital ;

(6)                        No Event of Default has occurred or will occur due to signing the Agreement and /or making the funds for Tranche A4 available.

4                                        UTILIZING THE LOAN

4.1                              Purpose of the Loan

(A) The Borrower will use the Loan in accordance with its purpose to firstly partly refinance the Shareholders’ Loan and the Receivables and secondly to finance the payment of the Acquisition Subsequent Payments.

(B) The Borrower is prohibited from using the Loan for any other purpose.

4.2                              Term and conditions of Drawdown

Subject to the fulfillment of the conditions precedent referred to in Article 3, each of the Tranche A1, A2, A3 and A4 will be made available to the Borrower in one payment which must occur no later than the Latest Drawdown Date for the Tranche in question for an amount of respectively:

•                  7,400,000 Euros, for Tranche A1,

•                  the amount of Acquisition Subsequent Payment 1 up to a maximum of 3,000,000 Euros for Tranche A2,

•                  the amount of Acquisition Subsequent Payment 2 up to a maximum of 3,000,000 Euros for Tranche A3,

•                  the amount of Acquisition Subsequent Payment 3 up to a maximum of 3,000,000 Euros for Tranche A4.

It is expressly agreed that, the Borrower may, if it gives the Agent five (5) Working Days irrevocable written notice cancel, at any time, the whole or any part of Tranches A2 and/or A3 and/or A4.

4.3                              Drawdown Requests

The Borrower will use the Loan by delivering to the Agent Drawdown Requests : the first for Tranche A1, the second for Tranche A2, the third for Tranche A3 and the fourth for Tranche A4.

4.4                              Paying the Loan

Subject to the stipulation of Article 3, after receiving each Drawdown Request the Agent will credit the amount stipulated in the said Drawdown Request on the Drawdown Date appearing in it to the Borrower Bank Account opened in BNP PARIBAS books under the following references:

Bank Code: 30004

Branch Code : 02478

Account number : 00010125902

RIB Key : 13

Each Bank will when requested by the Agent, credit the amount of this Participation on the correct value date by interbank transfer to the Agent’s account. The references of this account will be previously communicated to it by the Agent.

5                                        REPAYMENT

5.1                              Terms and Conditions of repayment

5.1.1                    Repayment of Tranche A1

Tranche A1 of the Loan will be repayable in seven (7) consecutive installments, in accordance with the following repayment rate and schedule:

Installment of September 15 2005: 1,060,000 Euros,

Installment of September 15 2006: 1,060,000 Euros,

Installment of September 15 2007: 1,060,000 Euros,

Installment of September 15 2008: 1,060,000 Euros,

Installment of September 15 2009: 1,060,000 Euros,

Installment of September 15 2010: 1,060,000 Euros,

Installment of September 15 2011: 1,040,000 Euros.

5.1.2                    Repayment of Tranche A2

Tranche A2 of the Loan will be repayable in six (6) consecutive installments, in accordance with the following repayment rate and schedule:

Installment of September 15 2006: 1/6 of the amount drawn under Tranche A2,

Installment of September 15 2007: 1/6 of the amount drawn under Tranche A2,

Installment of September 15 2008: 1/6 of the amount drawn under Tranche A2,

Installment of September 15 2009: 1/6 of the amount drawn under Tranche A2,

Installment of September 15 2010: 1/6 of the amount drawn under Tranche A2,

Installment of September 15 2011: 1/6 of the amount drawn under Tranche A2.

5.1.3       Repayment of Tranche A3

Tranche A3 of the Loan will be repayable in five (5) consecutive installments, in accordance with the following repayment rate and schedule:

Installment of September 15 2007: 20% of the amount drawn under Tranche A3,

Installment of September 15 2008: 20% of the amount drawn under Tranche A3,

Installment of September 15 2009: 20% of the amount drawn under Tranche A3,

Installment of September 15 2010: 20% of the amount drawn under Tranche A3,

Installment of September 15 2011: 20% of the amount drawn under Tranche A3.

5.1.4       Repayment of Tranche A4

Tranche A4 of the Loan will be repayable in four (4) consecutive installments, in accordance with the following repayment rate and schedule:

Installment of September 15 2008: 25% of the amount drawn under Tranche A4,

Installment of September 15 2009: 25% of the amount drawn under Tranche A4,

Installment of September 15 2010: 25% of the amount drawn under Tranche A4,

Installment of September 15 2011: 25% of the amount drawn under Tranche A4.

5.2          Voluntary prepayment

(A) The Borrower will be entitled to prepay all or part of the Loan without a penalty on an Interest Payment Date provided that it sends the Agent thirty (30) calendar days irrevocable written notice of this.

(B) The amount of each partial prepayment cannot be below a minimum amount of five hundred thousand Euros (500.000) and above this, in multiples of hundred thousand Euros (100.000).

(C) If the Loan is refinanced by a bank other than one of the Banks by way of a banking debt (dette bancaire) granted at the level of the Borrower, the prepayments will result in the payment of a single penalty, provided that such penalty may not be requested by the Banks if the prepayment results from Clause 7.1 (E), 9.1 (D), 9.1 (E), 9.2 (B) or is otherwise permitted hereunder. This penalty will be equal to 2% of the amount repaid, if the repayments are made within three (3) years of the date the Agreement is signed and 1% of the amounts repaid if the repayment occurs more than three years after the date that the Agreement is signed.

(D) Any sum, which the Borrower prepays, will be applied to reduce the outstanding installment of Tranches A1 and/or A2 and/or A3 and/or A4, in order of decreasing maturity, pro rata to the outstanding amount for each Tranche compared to the total amount outstanding on the Loan.

5.3          Mandatory prepayment

The Borrower must prepay all or part of Tranches A1 and/or A2 and/or A3 and/or A4 of the Loan in the cases and under the terms and conditions stipulated in (1) and (2) below. It is specified that the amount of the sales of assets and the Excess Cash-Flow will be assessed on the basis of the Borrower’s consolidated accounts closed on June 30 of each fiscal year (“the Fiscal Year of Reference”).

The repayment will be applied to reduce the outstanding installments in order of decreasing maturity of Tranches A1 and/or A2 and/or A3 and/or A4, pro rata to the outstanding amount of each of the Tranches compared to the total amount outstanding on the Loan.

(1)           Excess Cash Flow:

On December 15 of the fiscal year following each Fiscal Year of Reference and for the first time on December 15 2005, on the basis of its consolidated accounts closed on June 30 2005, the Borrower must annually repay, the sum set out below.

50% of the portion of Excess Cash Flow exceeding eight hundred thousand Euros (800,000)
and below four million Euros (4,000,000)

it is specified for the avoidance of doubt that no mandatory prepayment will be made on the amount of Excess Cash Flow exceeding four million Euros (4,000,000).

(2)           Sale of assets:

The Borrower must pay annually an amount equal to the proceeds of the sale of the Borrower’s and its subsidiaries’ fixed assets, net of all tax, duties and expenses connected to the sales, calculated on the basis of its consolidated accounts closed on June 30 of the Fiscal Year of Reference, on December 15 of the fiscal year following each Fiscal Year of Reference, for the first time on December 15 2005, on the basis of its consolidated accounts closed on June 30 2005, after deduction, where applicable, of any amounts reinvested no later than one hundred fifty (150) calendar days after the end of the Fiscal Year of Reference (being specified that the reinvestment can only be charged against the sale of assets from a single Fiscal Year of Reference). An allowance of two hundred thousand Euros (200,000) per year will be applied.

6             INTEREST

6.1          Interest rate

The interest rate for each of Tranches A1, A2, A3 and A4 of the Loan for any interest period, determined under Article 6.4, is equal to the annual rate resulting from the sum of the margin and the reference index for the said interest period.

6.2          Reference Index

6 months EURIBOR.

6.3          Applicable Margin

The margin applicable to Tranches A1, A2, A3 and A4, initially calculated at the rate of two point twenty five (2,25)% per year will be revised yearly upwards or downwards on sight of the Financial Ratios certificate referred to in Article 13, based on the Borrower’s annual certified consolidated accounts.

The margin applicable to Tranches A1, A2, A3 and A4 will be reduced as follows if no Event of Default has occurred and is continuing and if the two conditions concerning financial ratios below are simultaneously met.

Margin revised to:	R2 below or equal to:	R3 higher or equal to:
2% a year	1.2	1.3
1.75% a year	1	1.4
1.50% a year	0.8	1.5

The margin applicable to each of Tranches A1, A2, A3 and A4 will be revised upwards once the above conditions relating to any one of the applicable margin level are no longer satisfied and revised downwards again as soon as the above conditions are again simultaneously satisfied, if no Event of Default has occurred and is continuing.

Any adjustment of the margin will apply to the Interest Period which immediately follows the period during which the Financial Ratios certificate was delivered to the Agent. If one (or several) Events of Default occur after a reduction of margin, the applicable margin will be immediately increased to its initial value of two point twenty five (2.25)% a year. If the said (or all the said) Event(s) of Default are regularized the applicable margin will be lowered for the regularized Interest Period to the last value which applied before the Event(s) of Default occurred.

The margin will be adjusted to any relevant level depending on the fulfillment of the corresponding ratios.

6.4          Interest Periods

(A) Tranches A1, A2, A3 and A4 will be divided into Interest Periods to calculate the interest.

(B) The first Interest Period for Tranche A1 will start on the Drawdown Date of Tranche A1 and will expire on March 15 2005. Subsequent Interest Periods for Tranche A1 will have duration of six (6) months.

(C) The first Interest Period for Tranche A2 will run from the Drawdown Date of Tranche A2 to September 15 2005. Subsequent Interest Periods for Tranche A2 will have duration of six (6) months.

(D) The first Interest Period for Tranche A3 will run from the Drawdown Date of Tranche A3 to September 15 2006. Subsequent Interest Periods for Tranche A3 will have duration of six (6) months.

(E) The first Interest Period for Tranche A4 will run from the Drawdown Date of Tranche A4 to September 15 2007. Subsequent Interest Periods for Tranche A4 will have duration of six (6) months.

(F) Any interest Period that finishes on a day, which is not a Working Day, will be deemed on the next Working Day.

6.5          Calculation Rule

The interest, fees and other amounts drawn up annually, payable under the Agreement will be calculated on the actual number of calendar days in the period in question on the basis of three hundred and sixty (360) days.

The interest on each Loan Tranche will calculated using the following formula:

I = E * (Reference Index + Margin) * J / 360

Formula in which:

I = Amount of interest for the Interest Period in question,

E = Outstanding amount for the Tranche concerned (A1 or A2 or A3 or A4),

J = Actual Number of days in the period in question.

6.6          Payment of interest

The Borrower will pay the Agent the interest on each of the Tranches of the Loan on the last day of each Interest Period, on behalf of the Banks.

6.7          Notification of the interest rate

The Agent will inform the Borrower and the Banks of the interest rates applicable to each Interest Period, as soon as possible and 120 calendar days before the end of the Interest Period at the latest.

6.8          Late Interest

(A) If any sum whatsoever which is owed under the Agreement is not paid on its due date, the Borrower will pay the Agent late interest calculated on the unpaid sum from the due date concerned up until the date of actual payment (whether this is before or after the pronouncement of a judgment) at the EONIA rate increased by the applicable margin if the delay of payment involves interest plus two percent (2%).

(B) Any late interest will be immediately payable by the Borrower, on the Agent’s request. If it remains unpaid the late interest will be capitalized in every way authorized by law but will remain immediately due and payable.

(C) This late interest clause cannot adversely affect any payment, which has become due and consequently, is not a valid agreement for time to pay or a waiver by the Bank(s) of any right under the Agreement

7             CHANGES TO THE INTEREST CALCULATION

7.1          Market disruption

(A) If the Agent establishes after consultation with the Banks of Reference that due to circumstances affecting the Euro Zone interbank market, it is not possible to fix the 6 months EURIBOR for a given interest period in accordance with the provisions of this Agreement, (this decision consequently binding the Borrower and the Banks), the Agent will immediately inform the Borrower of this.

(B) If the Agent sends the Borrower a notice in accordance with Paragraph 7.1 (A), it will proceed as follows:

(1) The Agent, acting on behalf of the Banks, and the Borrower will immediately negotiate for a period not exceeding one hundred twenty (120) calendar days to agree a basis for replacing the 6 months EURIBOR for calculating the interest rate applicable to Tranches A1 and/or A2 and/or A3 and/or A4;

(2) Any substitution base agreed between the Agent and the Borrower will be added to the applicable margin and will take effect immediately for the period during which the Euro zone interbank market is disrupted.

(C) If the Agent and the Borrower do not succeed in agreeing on a substitution base under Paragraph 7.1 (B), the Bank (or each Bank) will fix a substitution rate to maintain its Participation five (5) Working Days at the latest before the end of Interest Period in question, and this substitution base must reflect the costs of its refinancing. The said Bank will immediately inform the Borrower and, if necessary, the Agent of this by recorded delivery mail, supplying them with the substitution reference index.

(D) Each substitution base, which is fixed, will bind the Borrower and the Bank in question for the time that the Euro zone interbank market is disrupted.

(E) If the Borrower does not agree to the replacement base set by the Bank (or each Bank) in accordance with Paragraph 7.1 (C), the Borrower can repay all the amounts owed to the Bank(s) under the Agreement in principal, late interest, fees, costs and incidental expenses, provided that it gives fifteen (15) calendar days written notice. The interest rate applicable to Tranches A1 and/or A2 and/or A3 and/or A4 during the period that the Euro zone Interbank market is disrupted will be calculated in all cases on the basis of the replacement index fixed by the Bank (or each Bank) as stipulated in Article 7.1 (C). This repayment will not give rise to the payment of any penalty, including if the Loan is refinanced by banks which are not Banks.

7.2          Lack of a quotation by a Bank of Reference

Subject to the provisions of Article 7.1, if the 6 months EURIBOR which must be fixed by the Banks of Reference and a Bank of Reference cannot give a quotation, the six months EURIBOR will be determined by the Bank of Reference (or the Banks of Reference) which are able to make a quotation.

8             FEES

The Borrower will pay the following fees under the Loan:

8.1          Agent Fee

The Agent Fee, covering the normal management of the Contractual Documents excluding exception circumstances will be payable by the Borrower to the Agent, for the first time on the Drawdown Date of Tranche A1, and then, annually on each anniversary date. The amount of this fee is the subject of a separate agreement between the Borrower and the Agent.

8.2          Arrangement Fee

The Arrangement Fee will be payable by the Borrower to the Arranger on the date that the Agreement is signed. The amount of this fee is subject to a separate agreement between the Borrower and the Arranger.

8.3          Underwriting Fee

The Borrower will pay the Arranger the Underwriting Fee on the Drawdown Date of Tranche A1. The amount of this fee is subject to a separate agreement between the Borrower and the Arranger.

8.4          Commitment Fee for Tranche A2

The Commitment Fee for Tranche A2, calculated at the rate of 0.50% a year on the maximum amount of Tranche A2, will be payable quarterly in advance to the Agent from the date that the Agreement is signed to the Drawdown Date of Tranche A2 (or up until the date that the Borrower fully surrenders its rights to draw down the Tranche A2). The Agent will pay each Bank its share in pro rata to its Participation.

8.5          Commitment Fee for Tranche A3

The Commitment Fee for Tranche A3, calculated at the rate of 0.50% a year on the maximum amount of Tranche A3, will be payable quarterly in advance to the Agent from the date that the Agreement is signed to the Drawdown Date of Tranche A3 (or up until the date that the Borrower fully surrenders its rights to draw down the Tranche A3). The Agent will pay each Bank its share in pro rata to its Participation.

8.6          Commitment Fee for Tranche A4

The Commitment Fee for Tranche A4, calculated at the rate of 0.50% a year on the maximum amount of Tranche A4, will be payable quarterly in advance to the Agent from the date that the Agreement is signed to the Drawdown Date of Tranche A4 (or up until the date that the Borrower fully surrenders its rights to draw down the Tranche A4). The Agent will pay each Bank its share in pro rata to its Participation.

8.7          Participation Fee

The Participation Fee will be payable by the Borrower to the Arranger on the Drawdown Date of Tranche A1. The Arranger will pay part of this fee to each Bank, pro rata to its Participation. The amount of this fee is the subject of a separate agreement between the Borrower and the Arranger.

9             SUPPLEMENTARY PAYMENT OBLIGATIONS

9.1          Additional costs

(A) The Borrower acknowledges that the terms and conditions of the Agreement have been determined in accordance with the legal and tax data on the date that the Agreement is signed. Consequently, if the Bank(s) was (were) legally subject to a tax (other than income tax and additional contributions) or regulatory, or prudential measure or any other measure resulting in a significant increase in the cost of their interests or their obligations under the Loan, following a new legislative or regulatory provisions another administrative measure, or any new construction of a legislative or regulatory provision by any competent authority, of an obligatory nature, or any other measure of an obligatory nature which has the effect of significantly reducing the net revenue from its (their) Participation (this increase in cost or any other reduction in revenue, net of any positive tax impact for the Bank(s) is called ‘the Supplementary Cost’) the Borrower undertakes, if requested by the Agent acting on behalf of the Banks, to firstly pay the whole of the Supplementary Costs which the Bank(s) will have to support, providing that, the Borrower is provided with of the documents and elements enabling it to differentiate and to quantify the said Supplementary Cost, and secondly, the provisions of Paragraphs (B), (C), (D) and (E) below.

(B) It is expressly agreed that any reasonably foreseeable change in the legislation on the date of the signature of the Agreement, and any impact of the decision of the Basle Committee II, as described in the publications of Bale Committee II before the date that the Agreement is signed, will not give rise to the application of the provisions of Paragraph (A) above.

(C) The Agent will immediately inform the Borrower in writing of any event which to its knowledge, would permit the Bank(s) to benefit from the provisions of Paragraph 9.1 (A) and will endeavor to exempt the Borrower from paying such a Supplementary Cost, in particular by transferring the Bank’s(s’) rights and obligations under this Agreement to one or more of its (their) branches and to other banks which may not be affected by this event.

(D) If the Agent requests the Borrower to pay a Supplementary Cost under Paragraph 9.1 (A), after the Agent has informed it that it is impossible to exempt it from this payment, the Borrower can repay the whole amount owed to the Bank(s) under the Agreement, in principal, interest, late interest, fee, costs and incidental expenses, to the exclusion of the Supplementary Cost. No penalty will be applied to this type of prepayment, including if the Loan is refinanced by third party banks.

(E) If the Borrower agrees to pay a Supplementary Cost, the Agent and the Borrower will meet as quickly as possible to decide whether it is necessary to take this Supplementary Cost into account when calculating the Financial ratios. If an agreement is not reached, the Borrower can revoke on its agreement to pay the Supplementary Cost and pay all the sums owed to the Bank(s) under the Agreement, in principal, late interest, fee, costs and incidental expenses. No penalty will be applied to this type of prepayment, including if the Loan is refinanced by third party banks.

(F) If the Borrower pays a sum on dates other than those which are stipulated in the Agreement, apart from cases of voluntary or mandatory prepayment of the Loan under Articles 5.2, 5.3, 7.1 (E), 9.1 (D), 9.1 (E) and 9.2 (B), the Borrower will indemnify the Agent the resulting rollover losses, on behalf of the Banks, on ordinary request from it, providing that it is provided with all documents or elements enabling it to distinguish and to quantify the said rollover losses.

9.2          Illegality

(A) If the Bank(s) is (are) prevented from maintaining or performing its (their) obligations stipulated in the Agreement for all or part of the Loan, by a new legislative or regulatory provision, the Agent will endeavor to find a solution which is acceptable to all of the parties to continue the Loan. If an agreement cannot be reached, the Bank(s) will endeavor to transfer the rights and obligations under the Agreement to other Banks which are not affected by this new provision.

(B) If it transpires that this transfer is impossible, or results in significant costs for the Bank(s) (unless these costs are paid for by the Borrower), and if the Bank(s) was (were) obliged to demand the prepayment of all or part of the Loan under the above provisions, the Borrower will reimburse and pay the Bank(s) the whole of the amounts owed to it (them) under the Agreement, in principal, interest, late interest, fee, costs and incidental expenses by giving thirty (30) Working Days notice (unless a legislative or regulatory provision stipulates another period) sent to the Agent by recorded delivery mail with notification of receipt. This repayment will not result in the payment of any penalty, including if the Loan is refinanced by third party banks.

9.3          Costs of execution

If the Borrower does not reimburse or pay any sum owed under the Agreement on its due date, all the costs and expenses which are reasonably incurred by the Agent (including the reasonable fees and disbursements of its advisers) connected with performing the Agreement or the exercise of the Bank’s(s’) rights under the Agreement will be paid for exclusively by the Borrower, providing that the Agent supplies all of the substantiating documents relating to this, unless the failure to repay and/or payment is the result of a breach which is non exclusively attributable to the Borrower.

10           REPRESENTATIONS AND WARRANTIES

10.1        Subject to the provisions of Article 10.2, the Borrower makes the following representations and warranties to the Bank(s) :

(A)   The Borrower is a société par actions simplifiée validly incorporated and registered ;

(B)    The Borrower has the legal capacity to conclude and perform its obligations under each of the Contractual Documents to which it is a party. The corporate bodies have authorized the execution of each of the Contractual Documents to which the Borrower is a party. The obligations arising from the Contractual Documents to which the Borrower is a party are binding, and shall be performed in accordance with their terms;

(C)    The signature of the Contractual Documents to which the Borrower is a party and the performance by the Borrower of the obligations resulting from it do not infringe any legal provision or by-law applicable to the Borrower, nor any contract or agreement to which the Borrower or its Subsidiaries are parties, or by which they are bound, nor any law, nor any regulation binding on them, the breach or the non-respect of which would be likely to affect the validity of the Contractual Documents ;

(D)    The Borrower has provided the Agent with all the material contractual documents relating to the Acquisition ;

(E)    The Borrower and its Subsidiaries will not breach any of their legal obligations, the non-respect of which would have a material effect on the Borrower’s capacity to perform its obligations under the Agreement ;

(F)    No Material Adverse Effect affecting the Borrower or its subsidiaries has occurred since the latest audited financial statements were published ;

(G)    There is no judicial, administrative or arbitration litigation proceedings either in progress, or imminent, (in this last case, after the Borrower has received a first written notification) which the Borrower or its Subsidiaries could be a party to, and which to the Borrower’s knowledge, could affect the Borrower’s capacity to meet its obligations under the Agreement ;

(H)    There are no collateral or third-party guarantees securities existing over the assets of the Borrower and its Subsidiaries other than those granted authorized or declared within the framework of the Agreement ;

(I)     The Borrower and /or its Subsidiaries do not have any off balance sheet commitments, other than these, on the Drawdown Date of Tranche A1 concerning LABORATOIRES EUROSILICONE as appear in its certified company accounts for the fiscal year closed on December 31 2003, as well as the schedule referred to in Article 3.1 (8), and secondly, on the date of the close of each fiscal year, other than those appearing in the Borrower’s certified consolidated accounts for the said fiscal year ;

(J)     The Borrower and its Subsidiaries have subscribed to all of the damage and civil liability policies to cover the risks which are generally required in their business sector ;

(K)    The obligations made by the Borrower to the Bank(s) under the Agreement are not subordinated to any undertaking made by it to other banks and/or lenders;

(L)    None of the companies in the Group has suspended its payments, nor been the subject of voluntary winding up proceedings, or bankruptcy proceedings ;

(M)   None of the companies in the Group has been the subject of restructuring measures which could affect the Borrower’s ability to satisfy its obligations under the Agreement ;

(N)    No Event of Default has occurred and is continuing.

10.2        Subject to the information which is expressly contained in the due diligence reports and /or in the Indemnification Claim, relating to the Acquisition, as disclosed to the Agent, and subject to the operations, which although making one of the above representations incorrect may have been previously authorized by the Agent under the Agreement, acting on behalf of the Banks, the above declarations will be deemed to be correct until the Borrower has paid all sums owed under the loan in full, in principal, interest, late interest, fee, costs and incidental expenses. The Borrower shall inform the Agent of the occurrence of an event calling the accuracy of, these representation into question, as soon as its is aware of the occurrence of a such an event.

11           SECURITIES

11.1        Financial Instrument Account Pledge

The Borrower will constitute the Financial Instrument Account Pledge over 66.65% of the shares comprising LABORATOIRES EUROSILICONE’s share capital (all the shares owned by the Borrower less the shares pledged in favor of the sellers of the shares of LABORATOIRES EUROSILICONE to the Borrower less 6 shares), in the Agent’s favor, on behalf of the Banks, simultaneously with the Drawdown of Tranche A1.

It is expressly agreed that the Borrower will pledge an additional 11.11% of the shares comprising LABORATOIRES EUROSILICONE’s share capital to the Agent, on behalf of the Banks, when each of the Tranches A2, A3, and A4 is drawn down.

11.2        ‘Key men’ insurance delegation

The Borrower will enter into and delegate to the Agent, on behalf of the Banks, a ‘key man’ insurance policy for Messrs. Olivier TOURNIAIRE and Patrick O’LEARY, or any other person agreed by the Agent and the Borrower in replacement of any of them, permitting the payment of a minimum of one million five hundred thousand (1,500,000) Euros per person to the Agent on the behalf of the Banks, up until September 15, 2008 inclusive. It is expressly agreed that the Agent will allocate any sum it receives for the said insurance delegations, on behalf of the Banks, to the prepayment of the Loan, which will be applied to reduce the outstanding installments, for Tranches A1 and /or A2 and /or A3 and /or A4 in order of decreasing maturity, pro rata to the amount outstanding for each Tranche compared to the total amount outstanding on the Loan.

This delegation must be set up within a maximum of four (4) months from the date that the Agreement is signed. If this deadline is exceeded, the margin applicable to each Tranche will be immediately increased by 0,50% a year until regularization, apart from the Agent’s prior agreement in writing acting on behalf of the Banks ; this provision does not prevent Article 14 applying.

12           BORROWER’s UNDERTAKINGS

The Borrower undertakes to perform the following obligations throughout the term of the Agreement :

12.1        Commitment to securities

The Borrower undertakes not to grant and to ensure that its Subsidiaries do not grant collateral or third-party guarantees other than those which may have already been granted on the Drawdown Date of Tranche A1, or those granted to secure the Loan, except with the Agent’s prior written agreement acting on behalf of the Banks, except for the securities granted by the Borrower or its subsidiaries exclusively within the scope of their normal business.

The Borrower undertakes to make all the necessary arrangements to make the above commitment effective.

12.2        Commitment to interest rate exposure hedges

The Borrower undertakes to hedge against interest rate exposure within 5 months at most following the Drawdown Date of Tranches A1, A2, A3 and A4, so that it is protected, until September 15 2008, inclusive, against the consequences of a rise in the 6 month EURIBOR of more than 2.50% compared to its value on the date that the Agreement is signed, on at least 50% of the amount of each of the said Tranches.

12.3        Commitment to Financial Ratios

The Borrower undertakes to comply with the following Financial Ratio levels R2, R3 and R4, which are calculated on the basis of the Borrower’s consolidated accounts certified by the Statutory Auditors on the date of the close of each fiscal year (i.e. June 30 of each year) :

12 month-period	R2	R3	R4
ending on :	Lower than :	Higher than :	Lower than :
30/06/2005 **	2.5	1	0.7
30/06/2006	1.6	1.2	0.7
30/06/2007	1.3	1.2	0.7
30/06/2008	1	1.2	0.7
30/06/2009	1	1.2	0.7
30/06/2010	1	1.2	0.7

** it is stipulated that the Financial ratios to June 30 2005 will be calculated on the basis of the Borrower’s pro forma consolidated accounts drawn up on this same date over a rolling 12 month

If the said Financial ratios are disputed, the Bank (or the Banks ruling on the Majority of the Banks pro rata to their respective Participation) and the Borrower will discuss during 30 calendar days. If they fail to reach an agreement, the Bank(s) may request the appointment of an expert to verify the calculations. This expert must be approved by the Borrower. Failing this, he will be appointed by an Order of the Presiding Judge of the Paris Commercial Court ruling on the application of one of the Parties. The Expert’s decisions will not be open to appeal.

It is expressly agreed that the costs of the Expert’s appraisal will be paid half each by the Borrower and the Bank(s).

12.4        Commitment to limit investments

The Borrower undertakes to ensure that the global amount of the consolidated tangible and intangible investments net of tax (including own work capitalized) made by the Group during a given fiscal year is limited to an amount equal to 110% of the amount stipulated in the Business Plan of Reference, i.e. the following limit for each fiscal year :

Fiscal year closed on June 30 2005 : 1,100,000 Euros,

Fiscal year closed on June 30 2006 : 1,100,000 Euros,

Fiscal year closed on June 30 2007 : 1,100,000 Euros,

Fiscal year closed on June 30 2008 : 1,100,000 Euros,

Fiscal year closed on June 30 2009 : 1,100,000 Euros,

Fiscal year closed on June 30 2010 : 1,100,000 Euros.

It is expressly agreed that if the amount of the investments made during a given fiscal year is below the limit fixed above, the investment limit for the next fiscal year only can be increased by the difference between the investment limit for the previous fiscal year and the amount of the investments actually made during the preceding fiscal year.

The Borrower undertakes to make all the arrangements to ensure that the above undertaking is effective.

12.5        Commitment to limit indebtedness

The Borrower undertakes not to contract and to ensure that its Subsidiaries do not contract, throughout the term of the Loan, except with the Agent’s prior written agreement acting on behalf of the Banks, additional indebtedness (i) to the indebtedness which may already have been contracted prior to the Drawdown Date for Tranche A1, (ii) to the Loan and (iii) to the debt from the interest rate hedge for each of Tranche of the Loan, beyond a total amount of 2,000,000 Euros for the term of the Loan for all of the Group’s companies. However, it is specified that this additional indebtedness of 2,000,000 Euros can be increased during each of the fourth and fifth 12 month-periods after the date that the Agreement is signed, by 20% of the sums repaid for the Loan during such 12 month-period, and secondly, during each of the sixth and seventh 12 month-periods after the date that the Agreement is signed, by 50% of the sums repaid under the Loan during such 12 month-period.

The Borrower undertakes to make all the arrangements to ensure that the above undertaking is effective.

12.6        Miscellaneous commitments

The Borrower undertakes, during the term of the Agreement :

1.      To immediately inform the Agent in writing of the occurrence of any Event of Default as soon as it is aware of it;

2.      To organize all information meetings, within a reasonable period and at the Agent’s reasonable request ;

3.      To immediately inform the Agent, in writing, as soon as it is aware of any Material Adverse Effect ;

4.      To enter into and /or to have its subsidiaries enter into the damage and legal liability insurance policies necessary to cover the risks in the Group’s business sector, to ensure that they remain in force throughout the term of the Loan, and to make all necessary agreements in order to ensure that this commitment is effective;

5.      To ensure that the Group’s plant and assets are kept in a condition which complies with the industry standards in force which are applicable to it, and to take all the necessary measures to make this undertaking effective ;

6.      To pay all of the taxes due on the correct date, unless the Borrower and /or the Subsidiaries disputes these sums in good faith, and in this last case provided the Agent is provided with reasonable information relating to the said dispute, on behalf of the Banks ;

7.      To conduct all business in compliance with the laws and regulations in force applying to it, where non-compliance would have a Materiel Adverse Effect ;

8.      To ensure that its dividend policy regarding its Subsidiaries is consistent with the constraints on repayment of the Loan and the payment of the interest relating to it, and to give priority to any distribution of dividends to the repayment of the Loan and payment of the associated interests ;

9.      To obtain and to renew or to have renewed, as far as is required any authorization required for the signature, the validity, the performance or the renewal of any documents relating to the Acquisition as well as any Contractual Document renewed ;

10.    To opt for the Group’s tax provisions defined in article 223 A of the French General Tax Code, to perform all the formalities required to benefit under these tax provisions so that they apply to the fiscal year starting on October 1 2004, to obtain the agreement of the French Subsidiaries of which it directly or indirectly holds 95% of the capital and voting rights to be included in the consolidation and to provide the Agent on demand with all substantiating documents relating to thereto ;

11.    To ensure that the above Group tax provisions remain in force during the term of the Loan, and to make all the arrangements required to ensure that this undertaking is effective ;

12.    To inform the Agent as soon as reasonably if the Indemnification Claim is made, as well as any payment made in relation to this claim, and to supply the Agent with related documents evidencing such claim ;

13.    To refrain from, and to ensure its Subsidiaries refrain from, any mergers or acquisitions without prior agreement of the Agent acting on behalf of the Banks, and to take all necessary steps to ensure this undertaking is complied with;

14.    At all times to retain 100% direct control of the capital and voting rights of LABORATOIRES EUROSILICONE (except for 6 (six) shares) unless otherwise agreed in advance with the Agent acting on behalf of the Banks, except in the case of the enforcement of the pledge in favour of the sellers of the shares of LABORATOIRES EUROSILICONE to the Borrower ;

15.    To formalise the payment of any fees and commissions for services provided either directly or indirectly by the Borrower’s shareholders in a contractual arrangement approved in advance by the Agent acting on behalf of the Banks, and to respect the terms of such contractual arrangements ;

16.    To make no changes to the closing dates of the fiscal years applying to each Group company except to harmonise them with the closing date of the Borrower’s fiscal year, that’s to say the end of June, commencing on June 30 2005, except as disclosed to the Agent on the date that the Agreement is signed ;

17.    No later than 30 calendar days following the date that the Agreement is signed, to provide the Agent with a copy of the minutes of the Extraordinary General Meeting of Shareholders of the Borrower, at which a cash capital increase of a minimum amount of 6,400,000 Euros was approved and exclusively done by MEDICOR Ltd. or one of its Subsidiary and a documentation certifying that the aforesaid capital has been subscribed and paid in full, provided that if the capital increase has been made through by one of MEDICOR Ltd.’s Subsidiaries, to provide the Agent with a certified copy of the statuts of the aforementioned Subsidiary, a “certificat d’immatriculation” and the list of the shareholders showing that MEDICOR Ltd. owns directly or indirectly 100% of the capital and voting rights of the Subsidiary;

18.    To immediately inform the Agent of any change to the Borrower’s shareholding as referred to in Article 14 Paragraph (H) ;

19.    Not to agree to any contractual subordination of the repayment of the Loan in any way.

13           INFORMATION OBLIGATIONS

13.1        The Borrower undertakes to perform the following information obligations throughout the term of the Agreement :

(A) To send the Agent the following documents annually :

(i) its consolidated audited accounts certified by the Statutory Auditors five (5) months at the latest after the close of each fiscal year,

(ii) its audited company accounts as well as the company accounts of its Subsidiaries, if necessary certified, within the same time limit as (i) above,

it is specified that these accounts will notably include a balance sheet, an income statement as well as their notes and will, if necessary, be accompanied by the Statutory Auditors’ report(s) relating to them,

(iii) within the same time limit as (i) above, the net revenue of any sales of fixed assets net of any duly justified reinvestments,

(iv) within the same time limit as (i) above, the certificate relating to the Financial Ratios in accordance with the model in Schedule 4, established on the basis of its annual consolidated accounts certified and signed by the Statutory Auditors,

(v) within the same time limit as (i) above a recapitulative list, certified to be correct by the Borrower’s legal representative of the costs, commissions and fees paid by the Borrower during the past fiscal year for the services performed directly or indirectly by its shareholders,

(vi) as soon as possible and at the latest three (3) months after the start of each fiscal year, the Group’s annual consolidated provisional budget for the said fiscal year,

(vii) as soon as possible and at the latest four (4) months after the end of the first semester of each corporate fiscal year its non audited consolidated management accounts in a format to be determined with the Agent.

(B) To send to the Agent all information which it could reasonably demand on the Group’s financial structure, or its business activity and its assets, as well as all information enabling the Bank(s) to satisfy its (their) statutory or regulatory obligations with respect to the Loan.

The Agent and the Banks will be bound to respect the confidentiality of the information disclosed by the Borrower. If the Banks need to be provided with part or all of the information disclosed, the Agent will ensure, within the scope of its duty of information to the Banks, that the Banks will, as far as they are concerned, respect its confidentiality.

13.2        It is expressly agreed that all the information and documents referred to in Article 13.1 (A) must be established in accordance with the Chart of Accounts or restated in order to comply with the Chart of Accounts.

14           EVENT OF DEFAULT

14.1        Each of the following events will constitute an Event of Default, namely :

(A)  The failure to pay any sum owed by the Borrower under the Agreement on its due date unless this is remedied within five (5) Working Days at the latest after the due date ;

(B)   The material inaccuracy of any declaration referred to in article 10 of the Agreement, apart from the case where such inaccuracy results from operations which were previously authorized by the Agent acting on behalf of the Banks, under the Agreement ;

(C)   The failure to comply with any of the commitments made in the Contractual Documents unless agreed by the Agent in writing on behalf of the Banks ;

(D)  The failure by the Borrower or any of its Subsidiaries to comply with any significant obligation undertaken towards the Bank (or the Banks either jointly or individually), outside the terms of the Agreement, after taking into account any grace periods allowed for remedy of such a failure ;

(E)   The failure by the Borrower or any of its Subsidiaries to make any repayment of 100,000 Euros or more when due on a financial indebtedness other than the Loan, contracted with third parties other than the Bank(s), without prior agreement with the creditor concerned (after taking into account any grace periods) except where the Borrower has lodged a bona fide objection to the payment in question ;

(F)   The occurrence of a Material Adverse Effect unless the Borrower can show the Agent its capacity to meet its commitments under the Agreement despite the occurrence of the said Material Adverse Effect or that it can resolve the problem which gave rise to the Material Adverse Effect ;

(G)   The failure to constitute Securities securing the repayment of the Loan within the contractually stipulated period or the nullity of any of the securities or the failure to comply with these provisions;

(H)  The reduction of MEDICOR Ltd.’s interests (directly and indirectly) in the Borrower’s capital and below a minimum percentage of 67 % of the capital and voting rights ;

(I)    The distribution of dividends to the Borrower’s shareholders between the date that the Agreement is signed and December 31, 2005 inclusive ;

(J)    From January 1st, 2006, the distribution of dividends to the Borrower’s shareholders, when :

•      Free cash Flow / (Debt Service + distribution of planned dividends) < 1.2, and /or

•      the payment of the capital installments of Tranche A1 and, if necessary, Tranches A2, A3 and A4 for the fiscal year in question has not yet occurred, and/or

•      an Event of Default occurred which is not waived or otherwise remedied ;

(K)  The reduction, without the prior written agreement of the Agent acting on behalf of the Banks, of the Borrower’s share capital, with the effect of paying the proceeds from all or part of the said reduction of capital to its shareholders;

(L)   The performance of a merger, a split-up, of a spin-off affecting the Borrower or its Subsidiaries, without the prior written agreement of the Agent acting on behalf of the Banks, which cannot oppose this without justified reasons;

(M) Any change to the Financial Instruments Account Pledge, resulting from the reorganization of LABORATOIRES EUROSILICONE, without the prior written agreement of the Agent acting on behalf of the Banks, with the effect of transferring all of LABORATOIRES EUROSILICONE’s own resources in particular in terms of sales forces, of support functions, to a third company, and thereby compromises LABORATOIRES EUROSILICONE’s ability to conduct its business independently;

(N)  The modification, without the prior written agreement of the Agent acting on behalf of the Banks, of the Agreement for the Shareholder’s Loan (as provided to the Agent at the Drawdown Date of Tranche A1) or the failure by the Borrower to comply with the provisions of this Agreement;

(O)  Any insolvency proceedings (procédure collective) against the Borrower or anyone of its Subsidiaries, subject however, to the powers which the law expressly attributes by law to the official receiver or to the representative;

(P)   The dissolution of the Borrower and/or LABORATOIRES EUROSILICONE with liquidation;

(Q)  The rejection of the Borrowers’ signature or of anyone of its Subsidiaries by the BANQUE DE FRANCE which is not regularized within a period of 15 calendar days ;

(R)   The Statutory Auditors issuing significant reserves on actions or facts relating to the Borrower and/or its Subsidiaries likely to reduce the quality of the Bank’s(s’) receivable under the Loan, or the refusal by the Statutory Auditors to certify the Borrower’s consolidated and/or company accounts and/or of one of its Subsidiaries;

(S)   The change in the Borrower’s and/or LABORATOIRES EUROSILICONE’s core business activity as stated in their corporate purpose on the date that the Agreement is signed ;

(T)   The modification of the date of the close of the Borrower’s fiscal year, from June 30 2005, without the prior written agreement of the Agent acting on behalf of the Banks.

14.2        The Agent will inform the Borrower of the occurrence of an Event of Default, by recorded delivery mail with notification of receipt. The Borrower will have fifteen (15) Working Days from the above mentioned notification to remedy any Event of Default where this is possible, and provided that the said Event of Default is occurring for the first time (this Event of Default has, not been the subject of a previous notification by the Agent).

For any Event of Default where which cannot be remedied, the Borrower and the Bank(s) will meet on the initiative of one of them, within a maximum period of fifteen (15) Working Days from the above mentioned notification, to decide on the possible methods for remedying the Event of Default and to continue the Loan.

Depending on the nature of the Event of Default which has occurred, if it is not remedied within the prescribed time limit (apart from express written derogation from the Agent acting on behalf of the Banks) or in the absence of agreement between the Borrower and the Bank(s) after they have consulted, the Loan will by repaid in advance, on simple notification by the Agent, by recorded delivery mail with notification of receipt, without the Bank(s) having to carry out any other formality nor have the forfeiture of the term pronounced by a Court. The Borrower will then be obliged to pay all of the sums in principal, interest, late interests, costs, commission and incidental expenses, owed to the Bank(s) under the Agreement.

15           RULES FOR THE PARTICIPATION OF THE BANKS

15.1        The Banks’ obligations to the Borrower will comprise separate and distinct legal rights and will not create any link of solidarity between them.

15.2        Each Bank will be personally liable for the non performance of its obligations under the Agreement. The failure by one or more Banks to perform its obligations under the Agreement will not affect the Borrower’s rights and obligations with respect to the other Banks, nor will it release the other Banks from their own obligations under the Agreement.

15.3        Any information which the Borrower informs the Agent of, will be deemed to be made to each of the Banks, under the responsibility of the Agent towards the Borrower.

15.4        If a Bank receives a payment from the Borrower under the Loan, in any way whatsoever, this Bank will inform the Agent and will retrocede the amount received to the Agent. The Agent will distribute the amount of this payment between the Banks pro rata to their participation and up to the amounts of their payable receivables, as quickly as possible.

16           THE BANKS’ DECLARATIONS AND COMMITMENTS

16.1        Each Bank declares that its decision to participate in the Agreement was taken on the basis of its own appraisal, and that in taking this decision, it has not based itself on the declarations or information supplied by the Agent or by the Arranger, or by any Bank, in particular on the validity of the financing schema or the Borrower’s financial position.

16.2        If the Borrower does not perform its obligations under this Agreement, each Bank undertakes to indemnify the Agent, on production of substantiating documents, and in proportion to its Participation, for all the losses and costs borne by the Agent following this non performance, without however this indemnification of the Agent exonerating the Borrower from its own liability.

17           AGENT’S ROLE AND POWERS

17.1        Each Bank appoints the Agent as its representative in order to regularize the Securities and to execute the legal instruments and materials which are expressly entrusted to it under the terms of the Agreement and the other Contractual Documents, in its name and on its behalf. The Banks therefore give the Agent authority to conserve all of the original instruments and documents relating to all of the Securities. The Agent is therefore a sequestrator depository which it expressly accepts.

It is specified that in the event of the Loan’s accelerated maturity, under Article 14, as far as is necessary, the Agent will realize the Financial Instruments Account Pledge on behalf of the

Banks and divide the sale price of the pledged shares between the Banks, pro rata to their Participation

17.2        The Agent can freely exercise its rights under the Agreement and the other Contractual Documents, with the obligation to report the performance to the Banks.

However, if there are two (2) Banks in number, the Agent must obtain the unanimous agreement of the Banks for any modification of the Borrower’s undertakings, and for any agreement, authorization, or approval by the Banks which the Borrower claims under the Agreement.

If there are more than two (2) Banks, the Agent must obtain the agreement :

(A) of all of the Banks for the following decisions :

(1)   The grant of time to pay for the Loan exceeding five (5) Working Days ;

(2)   Prolonging the duration of any of Tranches A1, A2, A3 or A4 ;

(3)   Modifying or abandoning any of the Securities guaranteeing the Loan ;

(4)   Reducing the margin applicable to any of Tranches A1, A2, A3 and A4, apart from any reduction in the margin in accordance with the provisions of Article 6.3 ;

(5)   Modifying the method of calculating interests compared to the provisions of Article 6.5 ;

(6)   Abandoning a debt against the Borrower under the Loan ;

(7)   Modifying one of the provisions of this Article 17.2 ;

(B) of the Majority of the Banks for all other decisions by the Banks, and in particular any authorization given to the Borrower to temporarily waive respecting the Financial ratios or the method of calculating the Financial Ratios.

17.3        The Agent cannot be held liable on the basis of the actions committed, whether under this Agreement or not, apart from gross negligence, or fraud.

17.4        The Agent can rely on any document signed by the person(s) authorized to take the decisions in question, and can follow its Counsel’s advice on any legal questions.

17.5        Apart from gross negligence or fraud, neither the Agent nor the Arranger will be liable to the other Banks for the inaccuracy of the Borrower’s declarations, contained in the Agreement, nor the Contractual Documents, nor for the Borrower’s or its Subsidiaries’ performance of the provisions of the Agreement or the Contractual Documents. The Agent or the Arranger will also not be liable to the Borrower for the non performance by the other Banks of their obligations under this Agreement. It is expressly agreed that the failure by the Agent or the Arranger to reply within the deadlines stipulated in Article 1.2 Paragraph (C) to any request for agreement, authorization or approval of the Banks under the Agreement made by the Borrower, can constitute gross negligence.

17.6        The Agent will communicate all notifications received by the Borrower in performance of the Agreement to the Banks as quickly as possible (other than purely administrative) and will also communicate any decision taken by the Majority of the Banks as quickly as possible.

17.7        The Agent cannot be liable on the basis of the Agent’s actions under the provisions of Article 17.2 ; all the Banks will be bound by any actions performed in these circumstances.

17.8        If the Borrower does not reimburse the Agent all its costs incurred under this Agreement, including the fees and costs of its counsel, the Banks will reimburse the Agent the share of their costs pro rata their Participation, without prejudice to the Agent’s rights and recourse against the Borrower.

17.9        The Agent is free to terminate the mandate which binds it to the Banks providing that it gives the Borrower and the Banks at least thirty (30) calendar days notice.

17.10     The Majority of the Banks, to the exclusion of the Agent, can designate a Bank in France to succeed the resigning the Agent, providing that it makes this appointment within twenty (20) calendar days from the Agent’s resignation, notified by notice. Failing this, the Agent will appoint its successor itself, by choosing a bank, which is reputedly solvent and established in Paris. The provisions of this paragraph also presuppose the Borrower’s prior agreement.

17.11     The cessation of the functions of the resigning the Agent will only be effective after the Agent has received the written acceptance of the designated successor, which the Agent will inform the Borrower and the Banks of.

18           REPLACEMENT OF THE BORROWER

The Borrower cannot assign its rights or delegate its obligations under the Agreement to a third party nor replace itself with a third party to perform its obligations under this Agreement.

19           SUBSTITUTION OF THE BANKS

19.1        Each Bank can freely assign or transfer all or part of its rights and obligations under the Agreement providing it obtains the Borrower’s prior written agreement which cannot be unreasonably withheld or delayed.

19.2        Such an assignment or transfer by a Bank of its rights and obligations under the Agreement to a third party will be done through an instrument which substantially conforms to the model Replacement Agreement appearing in Schedule 3 which the Agent will inform the Borrower of. It is specified that any service of such an instrument on the Borrower will be made by the Assigning Bank at its costs.

19.3        Each Bank is therefore free to conclude securitization contracts throughout the term of the Agreement.

19.4        Each Bank can disclose a copy of any contractual document or any information which this Bank may have acquired under a Contractual Document or in relation to it to any Bank with which it is proposing to conclude a substitution contract by respecting the terms of confidentiality stipulated in the last paragraph of Article 13.1.

20           MISCELLANEOUS

20.1        Terms of payment

All the payments owed by the Borrower under this Agreement will be debited by the Agent, which the Borrower expressly accepts on the due date of value for funds immediately available on the Borrower’s account opened in the books of BNP PARIBAS under the following references :

Bank Code: 30004

Branch Code : 02478

Account number : 00010125902

RIB Key : 13

The Agent will pay each Bank on the right value date any amount received from the Borrower and which is owed to the Bank pro rata to its Participation with respect to repaying the principal as well as the payment of interests, interest on arrears, commissions, costs and incidental expenses.

20.2        Attributing payments

The payments made by the Borrower under this Agreement will be attributed in the following order pro rata to the respective amounts owed to each Financial Party :

(A) firstly, to the indemnities, commissions, costs and incidental costs of any kind,

(B) secondly, to late interest ,

(C) thirdly, to interest,

(D) fourthly, to the principal.

20.3        No setoff

The Borrower is expressly prohibited from making any setoff between its debts which are payable under the Agreement and any receivable which it may hold against the Financial Parties.

20.4        Currency

All payments made by the Borrower will be made in Euros.

20.5        Annualized percentage rate

(A) It is specified that due to the specificity of the provisions of the Agreement, notably the variability in the interest rate, it is impossible to irrevocably fix the annualized percentage rate applicable in accordance with the provisions of articles L 313-4 and following of the French Financial and Monetary Code on the date that the Agreement is signed.

(B) However, in order to meet legal requirements, it is nevertheless indicated as an example that the annualized percentage rate for each of the Tranches of the Loan (notably taking all of the costs and fees into account) on September 9, 2004, for a Drawdown of the latter on this same date, respectfully total :

• 5,25 % per year, for Tranche A1, on the basis of a 6-month EURIBOR 2,21 % per year in force on September 9, 2004, the period rate on a semestrial basis working out at 2,62%,

• 5,32 % per year, for Tranche A2, on the basis of a 6-month EURIBOR 2,21 % per year in force on September 9, 2004, the period rate on a semestrial basis working out at 2,66%,

• 5,38 % per year, for Tranche A3, on the basis of a 6-month EURIBOR 2,21 % per year in force on September 9, 2004, the period rate on a semestrial basis working out at 2,69%,

• 5,43 % per year, for Tranche A4, on the basis of a 6-month EURIBOR 2,21 % per year in force on September 9, 2004, the period rate on a semestrial basis working out at 2,71%.

20.6        Working Days

If a payment has to be made on a day which is not a Working Day, the payment in question must be made on the next Working Day.

20.7        Waiver of recourse

If one of the parties to this Agreement fails to exercise a right resulting under this Agreement or any Contractual Document or exercises the said right late, this will not constitute a waiver of the exercise of this right and will not prevent the party concerned from exercising this right in the future.

20.8        Notifications

(A) All the notifications concerning this Agreement must be made by fax and will take effect from receipt of transmission of the fax apart from notification of an Event of Default or of any agreement authorization or approval request from the Bank(s) as referred to in Article 1.2 (C) which must be sent by recorded delivery mail with notification of receipt.

(B) The notifications which are made under this Agreement must be sent to the parties as follows :

Borrower :	ES HOLDINGS S.A.S.
112, avenue Kléber
75116 Paris
For the attention of : Mr. Thomas MOYES and Mr. Jean-Claude VECCHIATTO
Fax : 01.44.05.52.00

Agent :	BNP PARIBAS
Z 02478A
Centre d’Affaires Entreprises Méditerranée
5, boulevard de Dunkerque
Cap Joliette
13002 Marseille
For the attention of : Mr. Dominique BOUYX
Fax : 04 95 09 43 29
For the current operations

Arranger :	BNP PARIBAS - BDDF Financements Structurés
CLD 08B1
9, boulevard des Italiens
75450 Paris Cedex 09
Fax : 01.55.77.64.80
For any question concerning the construction of this document

Or to any other address which the parties may have indicated under this Article.

20.9        Instruments - Languages

This Agreement sets forth the entire agreement between the parties hereto with respect to the Loan. It replaces any previous instrument, including the term sheet signed on July 30 2004. A French version of the Agreement has been prepared, but is not binding. This French version shall not be used in interpreting this Agreement in case of litigation ; it may be used for the information of the banks during the syndication process, with the agreement of the Borrower.

21           GOVERNING LAW

This Agreement is governed by French law.

22           JURISDICTION

Any dispute concerning the construction or the performance of the Agreement will be for the exclusive competence of the Paris Commercial Court.

Signed at Paris, September 10, 2004
In two (2) original copies.

BNP PARIBAS	ES HOLDINGS S.A.S.
Centre d’Affaires Méditerranée Entreprises	In the capacity of the Borrower,
In the capacity of Bank and Agent,	Represented by :
Represented by :	Mr. Theodore MALONEY
Ms. Valérie BENQUET	and Mr. Thomas MOYES
and Mr. Bertrand MONTFORT

BNP PARIBAS

BDDF - Financements Structurés
In the capacity of Arranger,
Represented by :
Ms. Géraldine SALOMON